Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2019 First Quarter Results

  Sales were $498 million
  Operating profit was $84 million, or 17 percent of sales
  EBITDA was $108 million, or 22 percent of sales
  GAAP diluted EPS was $0.83; adjusted diluted EPS, which excludes one-time charges and net discrete tax expense in the quarter, was $0.92

WESTLAKE, Ohio--(BUSINESS WIRE)--February 20, 2019--Nordson Corporation (Nasdaq: NDSN) today reported results for the first quarter of fiscal year 2019. For the quarter ended January 31, 2019, sales were $498 million, a 10 percent decrease compared to the prior year’s first quarter, where organic sales volume grew 19 percent compared to the first quarter of 2017. This change in first quarter 2019 sales included a decrease of 9 percent organic volume, growth related to the first year effect of acquisitions of 1 percent, and a decrease related to the unfavorable effects of currency translation as compared to the prior year’s first quarter of 2 percent.

In the first quarter of fiscal year 2019, reported operating profit was $84 million, net income was $49 million, and GAAP diluted earnings per share were $0.83, inclusive of a $0.09 per share charge related to one-time items. Prior year first quarter sales, operating profit, net income and GAAP diluted earnings per share were $550 million, $119 million, $105 million and $1.78, respectively. A reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share and calculations for EBITDA, adjusted EBITDA, free cash flow before dividends, and adjusted free cash flow before dividends are included in the attached financial exhibits.

The current quarter’s results include a non-recurring restructuring charge of approximately $1.5 million, or $0.02 per diluted share. Additionally, net discrete tax expense of approximately $4 million, or $0.07 per diluted share, primarily related to the U.S. federal income tax reform legislation was recognized in the quarter.

First Quarter Segment Results

Adhesive Dispensing Systems sales decreased approximately 4 percent compared to the prior year’s first quarter, inclusive of a decrease in organic volume of approximately 2 percent and a decrease of approximately 3 percent related to the unfavorable effects of currency translation as compared to the prior year. Reported operating margin in the segment was 23 percent in the quarter.

Advanced Technology Systems sales decreased approximately 14 percent compared to the prior year’s first quarter, inclusive of a decrease in organic volume of approximately 15 percent, an increase of approximately 2 percent related to the first year effect of acquisitions, and a decrease of approximately 1 percent related to the unfavorable effects of currency translation as compared to the prior year. The first quarter’s acquisitive growth includes the fiscal 2018 acquisition of Clada Medical Devices and two months of the fiscal 2018 acquisition of Sonoscan. Sales growth in the first quarter of 2018 increased 87 percent compared to the same period of 2017, inclusive of 50 percent organic sales volume growth. In the first of quarter 2019, reported operating margin in the segment was 17 percent.

Industrial Coating Systems sales decreased approximately 10 percent compared to the prior year’s first quarter, inclusive of a decrease in organic volume of approximately 9 percent and a decrease of approximately 2 percent related to the unfavorable effects of currency translation as compared to the prior year. Reported operating margin in the segment was 14 percent in the quarter.

Detailed results by operating segment and geography are included in the attached financial exhibits.

“Given the difficult comparisons to the strong first quarter of fiscal 2018, where total company organic sales growth was 19 percent, this quarter’s performance was in line with our expectations for a more typical seasonal pattern of sequential quarterly sales growth. As our spending is generally consistent throughout the year, segment operating margins in the quarter were impacted by the decline in sales,” said Michael F. Hilton, President and Chief Executive Officer. “In line with our capital allocation strategy, we invested $102 million for the repurchase of approximately 856,000 shares and distributed $20 million in dividends during the quarter. We are pleased to return this value to our shareholders.”

Backlog

Backlog for the quarter ended January 31, 2019 was $439 million, an increase of 9 percent compared to the same period a year ago. Impact from acquisitions was not significant. Backlog amounts are calculated at January 31, 2019 exchange rates.

Commenting on the company’s fiscal 2019 outlook, Hilton said, “While we will continue to monitor macroeconomic challenges, as well as the resolution of the international tariff legislation, we believe the strength of our diverse end markets and our ability to execute on our growth initiatives continue to support organic growth guidance of 3 to 5 percent for fiscal 2019. Our global team also remains committed to achieving the operational improvements that support our previously announced operating and EBITDA margin enhancement targets for the full fiscal year 2019.”

Nordson management will provide additional commentary on these results and outlook during a conference call Thursday, February 21, 2019 at 8:30 a.m. eastern time which can be accessed at www.nordson.com/investors. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, Vice President, Investor Relations and Corporate Communications at (440) 414-5639 or lara.mahoney@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ended January 31, 2019
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME(1)
	First Quarter
	2019	2018

Sales	$497,910	$550,424
Cost of sales	228,934	249,451
Selling & administrative expenses	184,695	181,623

Operating profit	84,281	119,350

Interest expense - net	(12,049)	(11,028)
Other income (expense) - net	(4,189)	(4,804)

Income before income taxes	68,043	103,518
Income taxes	19,476	(1,037)

Net Income	$48,567	$104,555

Return on sales	10%	19%
Return on average shareholders' equity	14%	34%

Average common shares outstanding (000's)	57,702	57,755
Average common shares and common share equivalents (000's)	58,372	58,874

Per share:

Basic earnings	$.84	$1.81
Diluted earnings	$.83	$1.78

Dividends paid	$.35	$.30

Total dividends	$20,210	$17,321

CONSOLIDATED BALANCE SHEET
	January 31	October 31
	2019	2018

Cash and marketable securities	$85,546	$95,678
Receivables	463,228	491,423
Inventories	271,156	264,477
Other current assets	47,271	32,524
Total current assets	867,201	884,102

Property, plant & equipment - net	387,719	386,666
Other assets	2,142,827	2,150,244
	$3,397,747	$3,421,012

Notes payable and debt due within one year	$53,734	$28,734
Accounts payable and accrued liabilities	270,763	321,546
Total current liabilities	324,497	350,280

Long-term debt	1,331,392	1,285,357
Other liabilities	340,317	334,634
Total shareholders' equity	1,401,541	1,450,741
	$3,397,747	$3,421,012

Other information:

Employees	7,569	7,545

Common shares outstanding (000's)	57,325	57,973
(1) Results for the three months ended January 31, 2018 have been revised to reflect the retrospective adoption of Accounting Standards Update No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Cost ("ASU 2017-07"). The adoption of ASU 2017-07 resulted in a net increase to previously reported operating income of $1.6 million for the three months ended January 31, 2018, and a corresponding increase of $1.6 million to other expense for the three months ended January 31, 2018, with no net impact to net income or earnings per share.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FIRST QUARTER PERIOD
Period Ended January 31, 2019
(Unaudited)

	First Quarter		% Growth over 2018
SALES BY BUSINESS SEGMENT	2019	2018	Volume	Currency	Total

Adhesive dispensing systems	$211,517	$220,864	-1.6%	-2.6%	-4.2%
Advanced technology systems	234,458	271,701	-12.4%	-1.3%	-13.7%
Industrial coating systems	51,935	57,859	-8.6%	-1.6%	-10.2%

Total sales by business segment	$497,910	$550,424	-7.7%	-1.8%	-9.5%

	First Quarter
OPERATING PROFIT BY BUSINESS SEGMENT(1)	2019	2018

Adhesive dispensing systems	$47,892	$53,990
Advanced technology systems	40,785	67,493
Industrial coating systems	7,516	10,545
Corporate	(11,912)	(12,678)

Total operating profit by business segment	$84,281	$119,350

	First Quarter		% Growth over 2018
SALES BY GEOGRAPHIC REGION	2019	2018	Volume	Currency	Total

United States	$170,350	$165,831	2.7%	-	2.7%
Americas	32,437	34,279	-3.0%	-2.4%	-5.4%
Europe	132,675	141,938	-2.1%	-4.4%	-6.5%
Japan	29,047	65,869	-56.2%	0.3%	-55.9%
Asia Pacific	133,401	142,507	-4.1%	-2.3%	-6.4%

Total Sales by Geographic Region	$497,910	$550,424	-7.7%	-1.8%	-9.5%
(1) Results for the three months ended January 31, 2018 have been revised to reflect the retrospective adoption of ASU 2017-07.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

FIRST QUARTER ENDED
Period Ended January 31, 2019
(Unaudited)

EBITDA	First Quarter
	2019	2018

Net income	$48,567	$104,555
Adjustments:
Depreciation and amortization expense	27,748	26,285
Interest expense, net	12,049	11,028
Income taxes	19,476	(1,037)
EBITDA	$107,840	$140,831
Adjustments:
Acquisition costs and adjustments (1)	-	1,053
EBITDA As Adjusted	$107,840	$141,884

EBITDA per diluted share	$1.85	$2.39
EBITDA As Adjusted per diluted share	$1.85	$2.41

(1) Represents costs and adjustments associated with our 2018 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

EBITDA, EBITDA As Adjusted, EBITDA per diluted share and EBITDA As Adjusted per diluted share are non-GAAP financial measures used by management to evaluate the Company's ongoing operations. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and EBITDA As Adjusted is defined as EBITDA plus certain acquisition costs and adjustments. EBITDA per diluted share is defined as EBITDA divided by the Company's diluted weighted average shares outstanding. EBITDA As Adjusted per diluted share is defined as EBITDA As Adjusted divided by the Company's diluted weighted average shares outstanding.

	First Quarter
	2019	2018

Diluted EPS as reported (U.S. GAAP)	$0.83	$1.78

Short-term inventory purchase accounting adjustments	-	0.01
Severance and restructuring	0.02	0.01
U.S. Tax Reform discrete item	0.08	(0.37)
Other discrete tax items	(0.02)	(0.08)

Diluted EPS as adjusted (Non-GAAP)	$0.92	$1.35

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Amounts may not add due to rounding.

Free Cash Flow Before Dividends	First Quarter
	2019	2018

Net income	$48,567	$104,555
Depreciation and amortization	27,748	26,285
Other non-cash charges	6,340	(37,893)
Changes in operating assets and liabilities	(25,808)	16,331
Net cash provided by operating activities	56,847	109,278

Additions to property, plant and equipment	(14,121)	(16,681)
Proceeds from the sale of property, plant and equipment	260	68

Free cash flow before dividends	$42,986	$92,665

Adjustments:
Acquisition costs and adjustments, net of tax(1)	-	790
Free cash flow before dividends, adjusted	$42,986	$93,455

(1) Represents costs and adjustments associated with our 2018 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

Free cash flow before dividends, a non-GAAP financial measure, is defined as net cash provided by operating activities less purchased property, plant and equipment and proceeds from the sale of property, plant and equipment. It is a financial measure used by management to assess its ability to generate cash in excess of its operating needs. Therefore, the Company believes this financial measure provides useful information to investors. Free cash flow before dividends is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our calculations of non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Lara Mahoney
Vice President,
Investor Relations & Corporate Communications
440.414.5639
Lara.Mahoney@nordson.com